Exhibit 107

Calculation of Filing Fee Tables

Form N-14

(Form Type)

MidCap Financial Investment Corporation

(Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	—	N/A	$388,141,082.93	0.00014760	$57,289.63	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$388,141,082.93		$57,289.63

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$57,289.63

(1)

In accordance with Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of November 13, 2023, based on the sum of (i) the market value of Apollo Senior Floating Rate Fund Inc. (“AFT”) using the average of the high and low price of AFT common stock on November 13, 2023, as reported on the New York Stock Exchange, and 15,573,575 shares of common stock outstanding as of November 12, 2023, and (ii) the market value of Apollo Tactical Income Fund (“AIF”) using the average of the high and low price of AIF common stock on November 13, 2023, as reported on the New York Stock Exchange, and 14,464,026 shares of AIF common stock outstanding as of November 12, 2023.

(2)

In accordance with Rule 457(o) under the Securities Act, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (1) above multiplied the filing fee rate of $147.60 per million dollars.